SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2004

WESTERN DIGITAL CORPORATION
 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08703 (Commission File Number)	33-0956711 (IRS Employer Identification No.)

20511 Lake Forest Drive, Lake Forest, California (Address of Principal Executive Offices)	92630 (Zip Code)

Registrant's telephone number, including area code: (949) 672-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

Item 12. Results of Operations and Financial Condition.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 12. Results of Operations and Financial Condition

       On January 22, 2004, Western Digital Corporation (the "Company") announced financial results for the fiscal quarter ended December 26, 2003. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Company's Investor Information Summary for the fiscal quarter ended December 26, 2003 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

       During its conference call scheduled for 2 p.m. PST/5 p.m. EST today, the Company expects to report net income and earnings per share for the six months ended December 2003. As previously reported, the Company acquired the assets of Read-Rite Corp. in July 2003. The results for the six months included approximately $45 million of start-up expenses and other one-time charges and $5 million of head-design research and development expenses related to Read-Rite. The Company will also report that net income excluding these non-recurring charges would have been $122 million, or $.56 per share for the six months ended December 2003. The net income amount of $122 million or $.56 per share is a non-GAAP measure that excludes the $45 million of start-up expenses and other one-time charges and $5 million of head-design research and development expenses, reduced by $2 million, the amount of tax expense that would have been recorded had these charges not been incurred. The Company believes the non-GAAP measures presented in the conference call are useful to investors in comparing the results of the six months with prior periods because they provide investors with a basis to measure against prior periods the operating performance of the Company’s business without regard to the start-up expenses and other one-time charges related to Read-Rite.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

	By:	/s/ Raymond M. Bukaty
Raymond M. Bukaty Vice President, General Counsel and Secretary

Dated: January 22, 2004

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release issued by Western Digital Corporation on January 22, 2004 announcing financial results for second fiscal quarter ended December 26, 2003.
99.2	Second Quarter Fiscal Year 2004 Western Digital Corporation Investor Information Summary.